Exhibit 10.34

July 17, 2009

James J. Bryja
4446 Cross Country Drive
Ellicott City, Maryland  21042

Re:           Your Eligibility for Alpha's Key Employee Retention Program

Dear Jim:

Welcome to Alpha's Key Employee Retention Program ("Retention Program").  You are being offered this opportunity to demonstrate the value we place on you as an individual and your career, and your key role in the merger transition following the merger (the "Merger") between Alpha Natural Resources, Inc. and Foundation Coal Holdings, Inc. ("Foundation") with Foundation as the surviving company which was renamed "Alpha Natural Resources, Inc." ("Alpha" or the "Company").  The Retention Program is designed to provide you with an opportunity to earn significant compensation over and above your base salary through the payment of an additional retention incentive payment, contingent upon your continued employment and satisfactory performance in support of the Merger [which is described in more detail below].

The objectives of the Retention Program are to (i) provide additional incentives in order to retain key talent, and (ii) promote stabilization within the combined organization.

We look forward to the future success of our new company and are pleased to ask you to help achieve that success by providing you this retention opportunity.  The balance of this letter outlines the terms of your specific retention opportunity.

Key Terms of Your Retention Opportunity

1.           Your base salary on August 1, 2009 will be:  $388,125.00
2.           Your potential retention Incentive amount is 150% of your base salary on August 1, 2009
3.           Your total potential retention incentive amount is:  $582,187.50
4.	Your retention period is thirty-six (36) months from the date of the dosing of the Merger (i.e., July 31, 2009).

When You Will Be Eligible To Receive Payments Under the Retention Program

Subject to the terms of this letter, the retention incentive amount will be paid to you as follows:

RETENTION INCENTIVE AMOUNT	FORM OF PAYMENT	PAYMENT DATE
$97,031.25	Cash	One year anniversary of the Merger closing date
$97,031.25	Cash	Two year anniversary of the Merger closing date
$388,125	Restricted Stock Unit	Three year anniversary of the Merger closing date

Restricted Stock Units (RSUs) will be issued under the Amended and Restated 2004 Stock Incentive Plan.  The RSUs award will be subject to the terns and conditions of the plan and related award agreement.  The retention incentive amount, including the RSUs, is subject to approval of the Compensation Committee.

●           Your eligibility to receive the retention incentive amount under the Retention Program is conditioned upon, and subject to, your:  (1) continued full-time employment with the Company and its subsidiaries through the applicable Payment Date; and (2) maintaining satisfactory performance through the applicable Payment Date.

●           If your employment with the Company and its subsidiaries is involuntarily terminated by the Company and its subsidiaries before the end of your retention period for reasons other than "cause" (as defined below) or due to your "total and permanent disability" (as defined below) or death, you (or your beneficiary) shall be paid the remaining unpaid portion of your total retention incentive amount and the "Payment Date" for any such payment shall be the date your employment is terminated.  For purposes of the Retention Program, (i) "cause" means as defined by the Company's plans applicable to you or employment policies in effect at the time of your employment termination or you engaged in willful conduct involving misappropriation, dishonesty or serious moral turpitude, each as determined by the Company, in is sole discretion, and (ii) "total and permanent disability" means you are, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of your employer.

To the extent you become entitled to a retention incentive amount pursuant tote terms of this letter, any such payment shall be made on the Payment Date or as soon as administratively practicable thereafter (but in all cases within thirty (30) days of the Payment Date).  Please note that your retention payments will be subject to withholding of applicable income and employment taxes.

The provisions of this letter agreement will be administered, interpreted and construed in a manner intended to comply with Section 409A of the Internal Revenue Code ("Section 409A"), the regulations issued thereunder or any exception thereto (or disregarded to the extent such provision cannot be so administered, interpreted, or construed).  For purposes of Section 409A, each payment shall be treated as a separate payment.  Each payment under this letter agreement is intended to be excepted from Section 409A to the maximum extent provided under Section 409A as follows:  (i) each payment that is scheduled to be made within the applicable 2 1/2 month period specified in Treas Reg. Sec. 1.409A-1(b)(4) is intended to be excepted under the short-term deferral exception as specified in Treas. Reg. Sec. 1.409A-1(b)(4); and (ii) each payment that is not otherwise excepted under the short-term deferral exception is intended to be excepted under the involuntary pay exception as specified in Treas. Reg. Sec. 1.409A-1(b)(9)(iii).  You shall have no right to designate the date of any payment under this Agreement.

For purposes of this letter agreement you shall be considered to have experienced a termination of employment only if you have separated from service with the Company and all of its controlled group members within the meaning of Section 409A of the Internal Revenue Code.  Whether you have separated from service will be determined based on all of the fads and circumstances and in accordance with the guidance issued under Section 409A of the Code.

The laws of the Commonwealth of Virginia shall govern the Company's obligations under this letter.

Please sign below indicating your agreement with these terms.  Make and keep one copy of this letter for your records, and then return the original to the undersigned.

Sincerely,

/s/  Michael Peelish for Kurt Kost
Kurt D. Kost

President

/s/  James J. Bryja                                                                7/17/09

Signature:  James J. Bryja                                                                                     Date